Exhibit 99.1

Thomas & Betts Corporation Reports Third Quarter 2009 Earnings

Earnings per Share $0.61 Including $0.05 Environmental Charge;

Full-Year Earnings Guidance Range Narrowed to $2.10 to $2.25 per Share

MEMPHIS, Tenn.--(BUSINESS WIRE)--October 22, 2009--Thomas & Betts Corporation (NYSE:TNB) today reported net sales of $485.1 million for the third quarter 2009, down 27.1 percent compared to the third quarter of 2008 when the company reported record sales of $665.7 million. Net earnings were $32.1 million or $0.61 per diluted share including a $4 million pre-tax charge ($0.05 per share) related to an estimate revision for an environmental remediation site. In the third quarter 2008, the company earned $63.2 million, or $1.11 per diluted share, from continuing operations.

“We are very pleased with our results, which came in as expected and again demonstrated our ability to manage successfully in very tough operating conditions,” said Dominic J. Pileggi, chairman and chief executive officer. “We delivered segment earnings of nearly 19 percent of sales – an exceptional performance given the significant sales decline. Prior actions taken to lower overall manufacturing costs – including headcount and expense cuts – and the impact of lower commodity costs coupled with our continued discipline in managing mix and price helped mitigate the negative impact of lower sales volumes on earnings. It is also worth noting that in the third quarter last year, we reported record sales and delivered segment earnings of 20 percent.”

The year-over-year sales decrease primarily reflects continuing weakness in global demand for electrical products used in construction, industrial maintenance and power distribution as well as commercial heating products. The stronger U.S. dollar negatively impacted sales by approximately $19 million, or three percent, in the quarter.

Gross profit was 30.4 percent of sales for the quarter compared to 31.3 percent last year. The decrease primarily reflects the net impact of lower production volumes.

Selling, general and administrative expense (SG&A) was $92.0 million including the previously noted $4 million environmental remediation charge. This charge is reflected in corporate expense and did not impact segment earnings. As a percent of sales, SG&A was 18.9 percent (18.1 percent excluding the charge) compared to 16.1 percent in third quarter 2008.

Net interest expense was $8.5 million compared to $9.4 million a year ago largely as a result of lower average debt outstanding. Other expense reflects $2.1 million of net foreign currency losses primarily from fluctuations in European currencies. The effective tax rate was 28.7 percent in the third quarter compared to 31 percent last year.

SEGMENT RESULTS

Total segment earnings were $91.6 million compared to $133.5 million in the third quarter of 2008. As a percent of net sales, segment earnings were 18.9 percent compared to 20.1 percent last year. Lower sales and production volumes and the impact of unfavorable foreign currency drove the decrease in segment earnings.

In the company’s Electrical segment, third quarter sales were $410.9 million, down 29.0 percent year over year. Foreign currency contributed approximately $19 million, or three percent, to the sales decline. Volumes were lower across all market segments and geographies.

Electrical segment earnings were $78.3 million or 19.0 percent of sales in the quarter just ended including approximately $2 million in charges related to an in-process facility consolidation which was offset by an adjustment of self-insurance reserves. In the third quarter 2008, electrical segment earnings were $119.1 million or 20.6 percent of sales. The year-over-year decline reflects the negative impact of lower sales and production volumes as well as a stronger U.S. dollar.

Third quarter 2009 Steel Structures segment sales were $50.9 million, down 8.6 percent compared to $55.7 million in sales last year. Sales for both the current and prior-year quarters were negatively impacted by delayed shipments of approximately $6 million. Segment earnings improved to $10.1 million compared to $9.0 million last year, largely due to favorable project mix. As a percent of sales, segment earnings were 19.8 percent compared to 16.2 percent last year.

HVAC segment sales declined to $23.3 million from $31.2 million in the prior year. HVAC earnings were $3.2 million down from $5.3 million in third quarter 2008. As a percent of sales, HVAC earnings were 13.8 percent, compared to 17.2 percent of sales last year. Weak demand in commercial construction markets contributed to the sales and earnings decline.

NINE MONTH RESULTS

For the nine months ended September 30, 2009, net sales declined by 26.1 percent to $1.4 billion compared to $1.9 billion in the same period last year. The year-over-year sales decrease reflects lower global demand and a stronger U.S. dollar. Segment earnings were $242.6 million or 17.3 percent of sales, compared to $372.9 million or 19.6 percent in the comparable period in 2008.

Year-to-date net earnings were $80.8 million or $1.53 per diluted share. This compares to earnings from continuing operations for the comparable period last year of $2.68 per diluted share ($4.31 in reported earnings from continuing operations per diluted share excluding the $1.63 net benefit from unusual items which includes a gain on the sale of the company’s minority interest in Leviton Manufacturing Company).

CASH FLOW AND DEBT HIGHLIGHTS

During the first nine months of 2009, Thomas & Betts generated $113 million in free cash flow (defined as net cash provided by operating activities less capital expenditures) and ended the third quarter with cash and cash equivalents totaling $357 million and total debt of $608 million. This compares to cash and cash equivalents totaling $292 million and $661 million in total debt at December 31, 2008. Continued strong working capital management contributed to the favorable year-to-date cash flow performance. At September 30, 2009, the company had approximately $295 million of availability under its existing credit agreements. The company repurchased 500,000 shares of common stock at a cost of $13.8 million during the third quarter. The share repurchase activity had a negligible effect on earnings per share in the quarter.

2009 DIRECTIONAL GUIDANCE

“Looking forward, we do not expect any meaningful improvement in our key markets in the fourth quarter despite recent signs that the global macro economy may be stabilizing,” said Pileggi. “We have done a good job responding to the economic downturn thus far, moving quickly to adjust production, aggressively managing costs and taking appropriate action to cut permanent costs from our structure without compromising our fast, flexible and customer-focused culture. In the fourth quarter, we expect an additional $0.05 per share charge for the in-process facility consolidation noted earlier.”

“While we are not yet prepared to provide guidance for 2010, we have narrowed the range of our full year 2009 E.P.S guidance to $2.10 to $2.25 per diluted share,” continued Pileggi. “Previously, our range was $2.10 to $2.40 per diluted share. The key risks to achieving these results continue to be credit availability in key end markets; fluctuations in foreign currency and commodity costs; and further deterioration in market conditions.”

CORPORATE OVERVIEW

Thomas & Betts Corporation (www.tnb.com) is a leading designer and manufacturer of electrical components used in industrial, commercial, communications and utility markets. The company is also a leading producer of commercial heating and ventilation units and highly engineered steel structures used, among other things, for utility transmission. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide. In 2008, the company reported $2.5 billion in net sales.

The attached financial tables support the information in this news release:

Consolidated Statements of Operations
Segment Information
Consolidated Balance Sheets
Consolidated Statements of Cash Flows
Selected Ratios

CONFERENCE CALL AND WEBCAST INFORMATION

Thomas & Betts will hold a conference call and webcast to discuss the company’s third quarter 2009 results on Thursday, October 22, 2009 at 10:00 a.m. Eastern (9:00 a.m. Central). Investors and other interested parties can access the conference call on the company’s website at www.tnb.com or by calling (201) 689-8341. No confirmation code is required. The recorded web cast will be archived on the investor relations section of www.tnb.com. A telephonic replay of the conference call will be recorded and available for replay through 12:00 midnight Eastern on October 29, 2009. To access the replay, please call 201-612-7415, account number 9517, pass code 334963.

CAUTIONARY STATEMENT

This press release includes forward-looking statements that are identified by terms such as "optimistic," "trend," "will," and "believe." These statements discuss business strategies, economic outlook and future performance. These forward-looking statements make assumptions regarding the company's operations, business, economic and political environment, including, without limitation, customer demand, government regulation, terrorist acts and acts of war. Accordingly, these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may be materially different from any future results expressed or implied by such forward-looking statements. Please see the "Risk Factors" section of the company's Form 10-K for the fiscal year ended December 31, 2008 for further information related to these uncertainties. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

THOMAS & BETTS CORPORATION AND SUBSIDIARIES Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Quarter Ended		Year to Date

	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008

Net sales	$485,075	$665,679	$1,405,906	$1,902,500

Cost of sales	337,485	457,406	988,965	1,307,991
Gross profit	147,590	208,273	416,941	594,509
Gross profit - % of net sales	30.4%	31.3%	29.7%	31.2%

Selling, general and administrative	91,957	106,918	277,605	323,692
Selling, general and administrative - % of net sales	18.9%	16.1%	19.8%	17.0%

Earnings from operations	55,633	101,355	139,336	270,817
Earnings from operations - % of net sales	11.5%	15.2%	9.9%	14.2%

Interest expense, net	(8,478)	(9,355)	(26,317)	(33,455)
Other (expense) income, net	(2,101)	(469)	1,649	(2,416)
Gain on sale of equity interest	-	-	-	169,684

Earnings before income taxes	45,054	91,531	114,668	404,630

Income tax provision	12,943	28,375	33,827	155,273
Effective tax rate	28.7%	31.0%	29.5%	38.4%

Net earnings from continuing operations	32,111	63,156	80,841	249,357

Loss from discontinued operations, net	-	(997)	-	(1,106)

Net earnings	$32,111	$62,159	$80,841	$248,251

Basic earnings (loss) per share:
Continuing operations	$0.62	$1.11	$1.54	$4.35
Discontinued operations	-	(0.01)	-	(0.02)
Net earnings	$0.62	$1.10	$1.54	$4.33

Diluted earnings (loss) per share:
Continuing operations	$0.61	$1.11	$1.53	$4.31
Discontinued operations	-	(0.02)	-	(0.02)
Net earnings	$0.61	$1.09	$1.53	$4.29

Average shares outstanding:
Basic	52,178	56,678	52,356	57,339
Diluted	52,858	57,142	52,987	57,802

THOMAS & BETTS CORPORATION AND SUBSIDIARIES Segment Information (In thousands) (Unaudited)

	Quarter Ended		Year to Date

	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008

Net sales:
Electrical	$410,872	$578,817	$1,163,062	$1,638,382
Steel Structures	50,922	55,700	167,817	164,091
HVAC	23,281	31,162	75,027	100,027

Total net sales	$485,075	$665,679	$1,405,906	$1,902,500

Segment earnings:
Electrical	$78,267	$119,146	$194,480	$326,093
Steel Structures	10,082	9,032	36,630	29,619
HVAC	3,221	5,349	11,505	17,144

Total reportable segment earnings	$91,570	$133,527	$242,615	$372,856

Corporate expense	(14,908)	(11,283)	(37,916)	(28,117)
Depreciation and amortization expense	(18,424)	(18,573)	(56,417)	(61,771)
Share-based compensation expense	(2,605)	(2,316)	(8,946)	(12,151)
Interest expense, net and other (expense) income, net	(10,579)	(9,824)	(24,668)	(35,871)
Gain on sale of equity interest	-	-	-	169,684

Earnings before income taxes	$45,054	$91,531	$114,668	$404,630

Segment earnings - % of net sales:
Electrical	19.0%	20.6%	16.7%	19.9%
Steel Structures	19.8%	16.2%	21.8%	18.1%
HVAC	13.8%	17.2%	15.3%	17.1%
Total	18.9%	20.1%	17.3%	19.6%

THOMAS & BETTS CORPORATION AND SUBSIDIARIES Consolidated Balance Sheets (In thousands) (Unaudited)

	September 30,	December 31,
	2009	2008

ASSETS

Current assets:
Cash and cash equivalents	$357,429	$292,494
Restricted cash	2,917	7,971
Receivables, net	243,424	229,160
Inventories	231,134	278,098
Other current assets	53,672	59,070
Total current assets	888,576	866,793

Net property, plant and equipment	298,595	299,077
Goodwill	897,468	880,410
Other intangible assets	256,241	274,672
Investments in unconsolidated companies	5,166	5,050
Other assets	83,816	84,600

Total assets	$2,429,862	$2,410,602

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt	$593	$148,751
Accounts payable	138,882	180,750
Accrued liabilities	110,709	138,553
Income taxes payable	14,044	7,947
Total current liabilities	264,228	476,001

Long-term debt, net of current maturities	607,626	512,193
Other long-term liabilities	281,134	277,751

Shareholders' equity	1,276,874	1,144,657

Total liabilities and shareholders' equity	$2,429,862	$2,410,602

THOMAS & BETTS CORPORATION AND SUBSIDIARIES Consolidated Statements of Cash Flows (In thousands) (Unaudited)

	Year to Date

	September 30,	September 30,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$80,841	$248,251
Adjustments:
Depreciation and amortization	56,417	61,771
Share-based compensation expense	8,946	12,151
Gain on sale of equity interest	-	(169,684)
Changes in operating assets and liabilities, net (a):
Receivables	(7,863)	(66,840)
Inventories	51,878	(37,781)
Accounts payable	(45,798)	24,263
Accrued liabilities	(24,833)	(16,216)
Income taxes payable	7,065	40,987
Lamson & Sessions change in control payments	(5,275)	(12,685)
Other	24,049	2,223
Net cash provided by (used in) operating activities	145,427	86,440

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(32,250)	(29,839)
Purchases of businesses	-	(90,571)
Proceeds from sale of businesses, net	-	51,619
Proceeds from sale of equity interest, net	-	280,000
Restricted cash used for change in control payments	5,054	8,134
Other	953	412
Net cash provided by (used in) investing activities	(26,243)	219,755

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common shares	(24,907)	(100,572)
Revolving credit facility proceeds (repayments), net	95,000	(30,000)
Repayment of debt and other borrowings	(148,288)	(120,073)
Stock options exercised	451	1,883
Other	19	609
Net cash provided by (used in) financing activities	(77,725)	(248,153)

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	23,476	(5,058)

Net increase (decrease) in cash and cash equivalents	64,935	52,984
Cash and cash equivalents at beginning of period	292,494	149,926
Cash and cash equivalents at end of period	$357,429	$202,910

Cash payments for interest	$26,527	$37,391
Cash payments for income taxes	$26,251	$114,389

(a) Net of foreign exchange and acquisition effects

THOMAS & BETTS CORPORATION AND SUBSIDIARIES Selected Ratios (In thousands, except ratios) (Unaudited) Reconciliation of Free Cash Flow

	Year to Date

	September 30,	September 30,
	2009	2008

Net cash provided by (used in) operating activities	$145,427	$86,440

Less: Purchases of property, plant and equipment	(32,250)	(29,839)

Free Cash Flow	$113,177	$56,601

Reconciliation of Working Capital as a Percentage of Sales

	September 30,	December 31,	September 30,
	2009	2008	2008

Receivables, net	$243,424	$229,160	$345,606
Inventories	231,134	278,098	320,186
Accounts payable	(138,882)	(180,750)	(197,805)
Working capital	$335,676	$326,508	$467,987

Net sales - rolling 4 quarters	$1,977,230	$2,473,824	$2,504,894

Working capital as a percentage of sales	17.0%	13.2%	18.7%

Reconciliation of Total Debt-to-Total Capitalization

	September 30,	December 31,
	2009	2008

Current maturities of long-term debt	$593	$148,751
Long-term debt, net of current maturities	607,626	512,193
Total debt	608,219	660,944

Shareholders' equity	1,276,874	1,144,657

Total capitalization	$1,885,093	$1,805,601

Total debt-to-total capitalization	32.3%	36.6%

Note: The Selected Ratios above are not calculated in accordance with Generally Accepted Accounting Principles (GAAP) and should not be considered a substitute for or superior to financial measures in accordance with GAAP. Management believes these non-GAAP financial measures provide investors and our management with additional useful information to measure and forecast our liquidity and operating results and to compare our liquidity and operating results on a more consistent basis against that of other companies in the markets that we serve.

CONTACT:
Thomas & Betts Corporation
Tricia Bergeron, 901-252-8266
tricia.bergeron@tnb.com